Exhibit 99.1

Sorrento to Present at Upcoming Conferences

SAN DIEGO, Sept. 8, 2015 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE) (Sorrento), a clinical stage oncology company developing new treatments for cancer and associated pain, announced that Dr. Henry Ji, President and Chief Executive Officer, will be presenting at several upcoming conferences:

Event:	Rodman & Renshaw 17th Annual Global Investment Conference
Date:	Wednesday, September 9, 2015
Time:	4:15 to 4:40 p.m., EDT
Location:	Fontainebleau Room (2nd floor), The St. Regis Hotel, New York, NY

Event:	BioCentury NewsMakers in the Biotech Industry
Date:	Thursday, September 10, 2015
Time:	9:30 to 9:55 a.m., EDT
Location:	Room 311; Millennium Broadway Hotel & Conference Center, New York, NY

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage biopharmaceutical company developing new treatments for cancer and associated pain and inflammation and autoimmune diseases. Sorrento recently licensed multiple late-stage biosimilar and biobetter antibodies for oncology and inflammation diseases for the US, European and Japanese markets. Sorrento recently sold the rights to Cynviloq™, which successfully completed the TRIBECA™ study, to NantPharma. The company is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Immunotherapy NANTiBody, LLC, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and Conkwest, Inc., now renamed as NantKwest, Inc., an immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes. In July 2015, Sorrento and NantBioScience, Inc., a subsidiary of NantWorks, established a joint venture, called NantCancerStemCell, LLC to focus on the development of “first-in-class” small molecules against targets which may address important drivers of cancer growth including cancer stem cells.

Sorrento™, G-MAB™, CAR.TNK™, TNK Therapeutics™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.